EXHIBIT 99.2

FOR IMMEDIATE RELEASE

Investor Contacts:
Richard T. Schumacher, President & CEO                Pressure BioSciences, Inc.
Edward H. Myles, VP of Finance and CFO                        (508) 580-1818 (T)


                   PRESSURE BIOSCIENCES, INC. PLACES ORDER FOR
            25 BENCH TOP BAROCYCLER UNITS FROM SOURCE SCIENTIFIC, LLC

West Bridgewater, MA, April 5, 2006 - Pressure BioSciences, Inc. (NASDAQ: PBIO) today announced it has placed an order for 25 Barocycler NEP3229 units with Source Scientific, LLC, the manufacturer of the Company's PCT equipment and disposable products line. The NEP3229 is the new bench top version of the Company's pressure cycling instrument (the Barocyler), designed to be a more cost-effective and user-friendly alternative to the original floor model Barocycler instrument, the NEP2017. Sixteen NEP3229 units were initially manufactured between June and December of 2005 as part of the Company's strategic plan to have the instruments evaluated in leading laboratories throughout North America and Japan. Of these sixteen units, five have been sold, six are in the laboratories of collaborators, three will soon be shipped to new collaborator sites, and two are being used for internal R&D.

Richard T. Schumacher, Founder, President, and CEO of PBI said: "The safe, efficient, and reproducible extraction of DNA, RNA, proteins, and small molecules from cell and tissue samples is essential to the tens of thousands of investigators working in genomic and proteomic research today. This is true regardless whether the researcher is working with human, animal, plant, or microbial materials. To that end, we believe that the PCT Sample Preparation System (PCT SPS) offers many clear and important advantages over all other extraction methods currently available, especially for those samples generally considered "hard-to-lyse" (i.e., hard to open). Over the past year, we have been working diligently with collaborators to help generate the data necessary to highlight these advantages. We are therefore very pleased that investigators from several nationally-recognized laboratories have recently given presentations at scientific meetings that underscore the advantages of the PCT SPS."

Mr. Schumacher continued: "Because of this increased interest in the PCT SPS, we placed an order with Source Scientific for 25 Barocycler NEP3229 units to be delivered over the course of 2006. These new, bench top instruments will give us the opportunity to work with thought leaders and experts in new and important areas of the life sciences, as well as to have a significant number of instruments readily available for sale."

About Pressure BioSciences, Inc.

Pressure BioSciences, Inc. (PBI) is a publicly traded, early-stage company focused on the development of a novel technology called Pressure Cycling Technology (PCT). PCT uses cycles of hydrostatic pressure between ambient and ultra-high levels (up to 35,000 psi and greater) to control bio-molecular

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interactions. PBI currently holds 13 US and 4 foreign patents covering multiple applications of PCT in the life sciences field, including in such areas as genomic and proteomic sample preparation, pathogen inactivation, the control of enzymes, immunodiagnostics, and protein purification.

Forward Looking Statements

Statements contained in this press release regarding the Company's intentions, hopes, beliefs, expectations or predictions of the future are "forward-looking'' statements within the meaning of the Private Securities Litigation Reform Act of 1995, including statements relating to the magnitude of the need by investigators to extract DNA, RNA, proteins, and small molecules from cell and tissue samples, the Company's expectations about the market interest in the PCT SPS, the purchase of the 25 additional NEP3229 units, the Company's expectations about the addition of new collaboration sites, and the potential for the sale of some or all of the additional 25 instruments. These statements are based upon the Company's current expectations, forecasts, and assumptions that are subject to risks, uncertainties, and other factors that could cause actual outcomes and results to differ materially from those indicated by these forward-looking statements. These risks, uncertainties, and other factors include, but are not limited to: fluctuations in the Company's financial and operating results that could adversely affect the Company's cash flow; uncertainties inherent in the development of the PCT SPS, including technical risks, cost overruns, and manufacturing and other delays; the risk that the market will not recognize the advantages of the PCT SPS over other currently available extraction methods; the risk that the Company will not be able to increase demand or sales for its products; and the other risks and uncertainties discussed under the heading "Risk Factors" in the Company's Annual Report on Form 10-KSB for the year ended December 31, 2005 and other reports filed by the Company from time to time with the SEC. The Company undertakes no obligation to update any of the information included in this release, except as otherwise required by law.


           Visit us at our website http://www.pressurebiosciences.com

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